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                                  EXHIBIT 5.01





                                January 10, 2000




Board of Directors
iBIZ Technology Corp.
1919 West Lone Cactus
Phoenix, Arizona  85027

                  Re:      Registration Statement on Form SB-2

Gentlemen:

                  In connection with the registration by iBIZ Technology Corp. (the "Company"), on Form SB-2 (the "Registration Statement") providing registration under the Securities Act of 1933, as amended, of not to exceed 6,839,252 shares of Common Stock issuable upon exercise of Warrants and Options and upon conversion of Debentures, we are furnishing the following opinion as counsel to the Company.

                  We have examined such corporate records, certificates of public officials and officers of the Company, and other documents and records as we have considered necessary or proper for the purpose of this opinion.

                  Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the shares of Common Stock of the Company issuable upon exercise of the Options and Warrants and upon conversion of the Debentures when issued and sold in accordance with the transactions described in the Registration Statement, and in accordance with the federal securities laws and the securities laws of the various states in which the Common Stock may be issued, will be validly issued, fully paid and nonassessable.

                  As counsel to the Company, we hereby consent to the reference to this firm under the caption "Legal Matters" contained in the Prospectus which is part of the Registration Statement and to the filing of this opinion as
Exhibit 5 to the Registration Statement.

                                         Very truly yours,

                                         GAMMAGE & BURNHAM P.L.C.

                                         /s/ Gammage & Burnham P.L.C.
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